Exhibit 10.107

THE IMMUNE RESPONSE CORPORATION
8% SECURED PROMISSORY NOTE

$413,000	New York, New York September 6, 2002

        FOR the receipt of $413,000, the undersigned, The Immune Response Corporation, a Delaware corporation (the "Issuer"), hereby unconditionally promises to pay to the order of The Kimberlin Family 1998 Irrevocable Trust (the "Purchaser"), at the office of the Purchaser located at 535 Madison Avenue, 18th Floor, New York, New York 10022, or such other address designated by the Purchaser, in lawful money of the United States of America and in immediately available funds, on November 30, 2002 (the "Note Maturity Date") the principal amount of Four Hundred Thirteen Thousand Dollars ($413,000) and accrued interest at the rate of eight (8%) percent per annum based on a 365-day year ("Interest Rate").

        Interest (other than interest accruing as a result of a failure by Issuer to pay any amount when due as set forth below) in respect of the Note shall accrue until all amounts remaining owed under such Note shall be fully repaid, and shall be payable in full on the Note Maturity Date. If all or a portion of the principal amount of the Note or any interest payable thereon shall not be repaid when due whether on the applicable repayment date, by acceleration or otherwise, such overdue amounts on such Note shall bear interest at a rate per annum that is three (3%) percent above the Interest Rate (i.e., 11%) from the date of such non-payment until such amount is paid in full (after as well as before judgment). All payments to be made by Issuer hereunder or pursuant to the Notes shall be made in lawful money of the United States by certified check or wire transfer in immediately available funds. Any interest accruing on overdue amounts shall be payable on demand.

        The obligations to make the payments provided for in this Note are absolute and unconditional, and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

        The obligations under this Note shall be secured by that certain Intellectual Property Security Agreement, dated November 9, 2001, by and between the Issuer and Kevin Kimberlin Partners, L.P., a Delaware limited partnership ("KKP"), as amended by Amendment No. 1, dated February 26, 2002, by and between the Issuer, KKP and Oshkim Limited Partnership, L.P., a Nevada limited partnership ("Oshkim"), and as further amended by Amendment No. 2, dated July 11, 2002, by and between the Issuer, KKP, Oshkim and the Purchaser).

        Upon the occurrence of any one or more of the Events of Default specified on Exhibit A, attached hereto, all amounts then remaining unpaid on this Note and all other promissory notes issued to Purchaser or any related party of the Purchaser shall become, or may be declared by the Purchaser to be, immediately due and payable.

        This Note is freely transferable and assignable, in whole or in part, by the Purchaser, and such transferee or assignee shall have the same rights hereunder as the Purchaser. The Issuer may not assign or delegate any of its obligations under this Note without the prior written consent of the Purchaser (or its successor, transferee or assignee).

        All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

        The Issuer agrees to pay all of the Purchaser's expenses, including reasonable attorneys' costs and fees, incurred in collecting sums due under this Note.

        All or part of the Note may be prepaid by Issuer following receipt by Purchaser of written notice thereof from Issuer; provided, however, that any such prepayment on such Note shall be first applied to accrued and unpaid interest of the outstanding Note and then against its outstanding principal.

        This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

THE IMMUNE RESPONSE CORPORATION
By:

Name:

Title:

2

Exhibit A

Events of Default.

        If any of the following events (each, an "Event of Default") shall occur:

          (i)    Issuer shall fail to pay any principal or interest on the Note within three (3) business days after such payment becomes due in accordance with the terms thereof or hereof;

          (ii)  Any representation or warranty made or deemed made by Issuer herein or in any other agreement, certificate or instrument contemplated by the Note Purchase Agreement, dated as of November 9, 2001, by and between the Issuer and KKP, as amended by Amendment No. 1, dated as of February 14, 2002 and Amendment No. 2, dated as of May 3, 2002, each by and between the Issuer, KKP, and Oshkim and as further amended by Amendment No. 3, dated as of July 11, 2002, by and between the Issuer, KKP, Oshkim and the Purchaser (the "Agreement") or that is contained in any certificate, document or financial or other statement furnished by Issuer at any time under or in connection with the Agreement shall have been incorrect in any material respect on or as of the date made or deemed made;

          (iii)  Issuer shall default, in any material respect, in the observance or performance of any other agreement contained in the Agreement or any other agreement or instrument contemplated by the Agreement (including the Notes, Warrant Agreements, and the Intellectual Property Security Agreement, each as defined in the Agreement), and such default shall continue unremedied for a period of ten (10) days after written notice to Issuer of such default;

          (iv)  (a) Issuer shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Issuer shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Issuer any case, proceeding or other action of a nature referred to in clause (a) above that (A) results in the entry of an order for relief of any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against Issuer any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (d) Issuer shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) Issuer shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

          (v)  Issuer shall default in the payment of principal on any indebtedness (to any party other than Purchaser) in excess of $200,000 beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or

          (vi)  Issuer shall have been unable to obtain by November 30, 2002 stockholder approval, in accordance with Rule 4350(i) of the National Association of Securities Dealers, Inc., of the issuances by the Issuer pursuant to the Agreement of notes and warrants to Oshkim and the Purchaser in May, June and July 2002;

          then, and in any such event, (x) if such event is an Event of Default specified in clause (iv) above of with respect to Issuer, the Note (with all accrued and unpaid interest thereon) and the Note shall automatically and immediately become due and payable and (y) if such event is any other Event of Default, Purchaser may, by written notice to Issuer, immediately declare the Note (with all accrued and unpaid interest thereon) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Issuer.